Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 5, 2020, with respect to the consolidated financial statements of Nanobiotix S.A. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-250707) and related Prospectus of Nanobiotix S.A. for the registration of its ordinary shares (including those in the form of American Depositary Shares).

/s/ ERNST & YOUNG et Autres

Paris La Défense, France
December 10, 2020